Exhibit 99.(k)(9)

AMENDMENT NO. 4 TO CREDIT AGREEMENT

AMENDMENT NO. 4 (this “Amendment”), dated as of December 7, 2012, to the Credit Agreement, dated as of December 12, 2008, by and among Credit Suisse High Yield Bond Fund, a Delaware statutory trust (the “Borrower”), the Banks party thereto, and State Street Bank and Trust Company, as agent for the Banks (in such capacity, the “Agent”), as amended by Amendment No. 1, dated as of December 11, 2009, Amendment No. 2, dated as of December 10, 2010, and Amendment No. 3, dated as of December 9, 2011 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I.     Capitalized terms used herein and not herein defined shall have the meanings set forth in the Credit Agreement.

II.    The Borrower desires to amend the Credit Agreement upon the terms and conditions set forth herein, and all of the Banks and the Agent are willing to do so on the terms and conditions set forth herein.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             The defined term “Applicable Fee Rate” contained in SECTION 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Fee Rate” means 0.15%.

2.             The defined term “Applicable Loan Rate” contained in SECTION 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Loan Rate” means 0.85%.

3.             The defined term “Borrowing Base” contained in SECTION 1.01 of the Credit Agreement is hereby amended as follows:

(a)           Clauses (i) through (viii) are hereby amended, restated and renumbered in their entirety as follows:

(i)            90% of the aggregate Asset Value of all Eligible Government Securities;

(ii)           80% of the aggregate Asset Value of all Eligible Commercial Paper;

(iii)          80% of the aggregate Asset Value of all Tier 1 Corporate Debt Securities;

(iv)          70% of the aggregate Asset Value of all Tier 2 Corporate Debt Securities;

(v)           60% of the aggregate Asset Value of all Tier 3 Corporate Debt Securities;

(vi)          50% of the aggregate Asset Value of all Senior Loans; and

(vii)         10% of the aggregate Asset Value of all Tier 4 Corporate Debt Securities;

(b)           Clauses (6) and (7) are hereby amended by (a) deleting the word “and” at the end of clause (6), (b) deleting the period at the end of clause (7), and (c) inserting “; and” at the end of clause (7).

(c)           A new clause (8) is hereby added to the end thereof as follows:

(8)           if, but for this clause (8), in excess of 5% of the Borrowing Base value would be attributable to Senior Loans rated below B3 by Moody’s and/or below B- by S&P, the amount of such excess shall not be included in the calculation of the Borrowing Base.

4.             The defined term “Eligible Loan Obligation” contained in SECTION 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Eligible Loan Obligation” means, as of any date, a Loan Obligation (a) that is part of a Credit Facility, (b) of an Eligible Obligor, (c) traded in, and in the currency of, an Eligible OECD Member Nation, (d) for which recognized broker-dealers located in one or more Eligible OECD Member Nations make a market, (e) with a market value of at least 70% of par, and (f) that is not a Distressed Loan Obligation.

5.             The defined term “Senior Loan” contained in SECTION 1.01 of the Credit Agreement is amended and restated in its entirety as follows:

“Senior Loan” means Eligible Loan Obligations and Eligible Loan Participations, in each case (a) that are free and clear of any Adverse Claim, (b) in which the Agent has, for the benefit of the Agent and the Banks, a first priority perfected security interest pursuant to the Security Documents, (c) that are not segregated, and (d) that are permitted to be purchased or held by the Borrower in accordance with the Prospectus and/or the Investment Policies and Restrictions.

6.             The defined term “Termination Date” contained in SECTION 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Termination Date” means December 6, 2013, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof.

7.             SECTION 1.01 of the Credit Agreement is hereby amended by inserting the following defined terms in the appropriate alphabetical order:

“Distressed Loan Obligation” means any Loan Obligation (a) any obligor in respect of which is subject to bankruptcy, insolvency, liquidation or other similar action or proceeding, (b) any obligor in respect of which has failed to make any payment of principal or interest in respect of such Loan Obligation (whether at scheduled maturity or any accelerated date of maturity or any other date fixed for payment thereof or otherwise) beyond any period of grace provided with respect thereto, (c) classified by the Borrower or the Investment Adviser as “non-performing” pursuant to Generally Accepted Accounting Principles, or (d) rated lower than Caa2 by Moody’s and/or CCC by S&P or which, if unrated, is in the reasonable judgment of the Borrower or Investment Adviser of equal credit quality to a Loan Obligation that is rated lower than Caa2 by Moody’s and/or CCC by S&P.

8.             SECTION 1.01 of the Credit Agreement is hereby amended by deleting the following defined terms:  “Class I Loan Obligations”, “Class I Loan Participations”, “Class I Senior Loans”, “Class II Loan Obligations”, “Class II Loan Participations”, “Class II Senior Loans” and “Eligible Credit Facility”.

9.             The second sentence of SECTION 2.07(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

On and following the date of Amendment No. 3 to this Agreement, the Borrower shall pay, or cause to be paid, to the Agent for the account of each Bank a commitment fee equal to the excess, if any, of such Bank’s Commitment Amount over the outstanding principal balance of such Bank’s loans multiplied by (i) prior to the date of Amendment No. 4 to this Agreement, the Applicable Fee Rate (as defined in this Agreement as in effect prior to such Amendment), and (ii) on and following the date of Amendment No. 4 to this Agreement, the Applicable Fee Rate.

10.          SCHEDULE 1 to the Credit Agreement is hereby amended by deleting the figure “$140,000,000” set forth opposite the name “State Street Bank and Trust Company” in the column entitled “COMMITMENT AMOUNT” and replacing it with the figure “$170,000,000”.

11.          Paragraphs 1 through 10 of this Amendment shall not be effective until each of the following conditions are satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)           the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b)           the Agent shall have received from the Borrower a manually signed certificate from the Secretary of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, (iii) attaching a true, complete and correct copy of the Pricing Procedures, as in effect on the date hereof and (iv) certifying that the Borrower’s Charter Documents, Prospectus, statement of additional information, registration statement, investment management agreement between the Borrower and the Investment Adviser and Custody Agreement have not been amended, supplemented or otherwise modified since December 11, 2009 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)           the Agent and the Banks shall have received written opinion(s) from counsel to the Borrower in form and substance reasonably acceptable to the Agent; and

(d)           the Borrower shall have paid all out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith.

12.          The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower (i) no Default has occurred and is continuing, and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

13.          In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

14.          This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

15.          THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CREDIT SUISSE HIGH YIELD BOND FUND

By:	/s/Bruce Rosenberg
Name: Bruce Rosenberg
Title: Chief Financial Officer

Signature Page to Amendment No. 4 to Credit Agreement

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By:	/s/Paul Koobatian
Name: Paul Koobatian
Title: Vice President